As filed with the Securities and Exchange Commission on May 28, 2002

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

VERITAS SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	77-0507675
(State of Incorporation)	(I.R.S. Employer Identification No.)

___________________

350 Ellis Street
Mountain View, California 94043
(Address of Principal Executive Office, Including Zip Code)

___________________

2002 Employee Stock Purchase Plan
2002 International Employee Stock Purchase Plan
2002 Directors Stock Option Plan
(Full Title of the Plans)

___________________

Gary L. Bloom
Chairman of the Board, President and Chief Executive Officer
VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
(650) 527-8000
(Name, Address and Telephone Number of Agent for Service)

___________________

Copies to:
Horace L. Nash, Esq.
Fenwick & West LLP
Two Palo Alto Square
Palo Alto, California 94306
(650) 494-0600

___________________

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
	to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered	Share	Price	Registration Fee

Common Stock, $0.001 par value	21,893,518 (1)	$20.15775 (3)	$441,324,062.46	$40,601.82
Common Stock, $0.001 par value	1,900,258 (2)	$23.715 (3)	$45,064,618.47	$4,145.94

TOTAL	23,793,776			$44,747.76

(1)	Represents shares reserved for issuance upon exercise of purchase rights granted or to be granted under the Registrant’s 2002 Employee Stock Purchase Plan and 2002 International Employee Stock Purchase Plan.

(2)	Represents shares reserved for issuance upon exercise of options granted or to be granted under the Registrant’s 2002 Directors Stock Option Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low sales prices reported on the Nasdaq National Market on May 24, 2002. In the case of the 2002 Employee Stock Purchase Plan and 2002 International Employee Stock Purchase Plan, this amount is multiplied by 85%, which is the price per share applicable to purchases under such plan.

Part II. Information Required in the Registration Statement.
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
Exhibit Index
EXHIBIT 4.01
EXHIBIT 4.02
EXHIBIT 4.03
EXHIBIT 5.01
EXHIBIT 23.02
EXHIBIT 23.03

Part II. Information Required in the Registration Statement.

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s latest annual report on Form 10-K filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which contains audited financial statements for the Registrant’s latest fiscal year.

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c)	The description of the Registrant’s Common Stock incorporated by reference in the Registrant’s Registration Statement on Form 8-A (File No. 000-27247) filed with the Commission under Section 12 of the Securities Exchange Act on June 2, 1999 (the “Form 8-A”), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

     Not Applicable

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Registrant by Fenwick & West LLP, of Palo Alto, California. Attorneys at Fenwick & West LLP beneficially own approximately 12,210 shares of VERITAS common stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

     As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iii) the rights conferred in the bylaws are not exclusive.

     The Registrant’s policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that directors and officers will be indemnified from and against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, ERISA excise taxes or penalties and settlement amounts, any interest or charges imposed thereon, and any taxes imposed as a result of the receipt of any payments under the indemnity agreements, paid or reasonably incurred by such directors and officers in any action, suit or proceeding, or any inquiry, hearing or investigation that might lead to an action, suit or proceeding, on account of their services as a director, officer or other agent of the Registrant or a predecessor corporation, or as directors, officers or other agents of any other entity when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party (i) with respect to proceedings or claims initiated by the indemnified party against the Registrant or any director or officer of Registrant unless the Registrant has joined in, and except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification and/or advancement of expenses under the indemnity agreements; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any judicial award if the Registrant was not given reasonable and timely opportunity to participate in the defense of such proceeding; or (iv) for any acts, omissions, transactions or circumstances for which indemnification is prohibited by applicable state or federal law.

     The indemnification provisions in the bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     In connection with the acquisition by the Registrant of Seagate Software Network & Storage Management Group, Inc. and TeleBackup Systems Inc., the Registrant agreed to maintain indemnification provisions in its charter documents that are identical to provisions contained in the charter documents of the Registrant’s predecessor corporation. The Registrant also agreed to honor in all respects each of the indemnity agreements that its predecessor entered into with its officers and directors before the acquisitions whether or not such persons continue in their positions with the Registrant. In connection with the Seagate Software Network & Storage Management Group acquisition, the Registrant agreed to use commercially reasonable efforts to maintain director and officer liability insurance with coverages similar to the coverages its predecessor maintained prior to the acquisition for at least six years after the effective time.

Item 7. Exemption From Registration Claimed.

     Not Applicable

Item 8. Exhibits.

4.01	2002 Employee Stock Purchase Plan
4.02	2002 International Employee Stock Purchase Plan

4.03	2002 Directors Stock Option Plan
4.04	Registrant’s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.01 of the Form 8-A)
4.05	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.02 of the Form 8-A)
4.06	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 4.03 of the Registrant’s Registration Statement on Form S-8 (File No. 333-38460) filed with the Commission on June 2, 2000)
4.07	Registrant’s Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.04 of the Registrant’s Registration Statement on Form S-4 (File No. 333-41318) filed with the Commission on September 28, 2000)
5.01	Opinion of Fenwick & West LLP
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)
23.02	Consent of KPMG LLP, Independent Auditors
23.03	Consent of Ernst & Young LLP, Independent Auditors
24.01	Power of Attorney (see page II-5)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on the 28th day of May, 2002.

VERITAS SOFTWARE CORPORATION

By:	/s/ Gary L. Bloom

Gary L. Bloom Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Gary L. Bloom, Kenneth E. Lonchar and John F. Brigden, and each or any one of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Gary L. Bloom
Gary L. Bloom	Chairman of the Board, President and Chief Executive Officer	May 28, 2002

Principal Financial and Principal Accounting Officer:

/s/ Kenneth E. Lonchar
Kenneth E. Lonchar	Executive Vice President, Finance and Chief Financial Officer	May 28, 2002

Additional Directors:

/s/ Geoffrey W. Squire
Geoffrey W. Squire	Vice Chairman of the Board	May 28, 2002

/s/ Steven D. Brooks
Steven D. Brooks	Director	May 28, 2002

/s/ William H. Janeway
William H. Janeway	Director	May 28, 2002

/s/ Mark Leslie
Mark Leslie	Director	May 28, 2002

/s/ Stephen J. Luczo
Stephen J. Luczo	Director	May 28, 2002

/s/ Joseph D. Rizzi
Joseph D. Rizzi	Director	May 25, 2002

/s/ David J. Roux
David J. Roux	Director	May 28, 2002

/s/ Fred Van Den Bosch
Fred van den Bosch	Director	May 28, 2002

Exhibit Index

Exhibit No.	Description

4.01	2002 Employee Stock Purchase Plan
4.02	2002 International Employee Stock Purchase Plan
4.03	2002 Directors Stock Option Plan
5.01	Opinion of Fenwick & West LLP
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)
23.02	Consent of KPMG LLP, Independent Auditors
23.03	Consent of Ernst & Young LLP, Independent Auditors
24.01	Power of Attorney (see Page II-5)